EXHIBIT 99.2

                           02-5132, -5137

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       UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT

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                 BANK UNITED, BANK UNITED CORP. and
                       HYPERION PARTNERS L.P.,

                                          Plaintiffs-Appellants,

                                 v.

                           UNITED STATES,

                                          Defendant-Cross Appellant.

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        APPEAL FROM THE UNITED STATES COURT OF FEDERAL CLAIMS
 IN 95-CV-473, Judge James T. Turner and Senior Judge Loren A. Smith

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             REPLY BRIEF FOR DEFENDANT-CROSS APPELLANT,
                          THE UNITED STATES

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                                    STUART E. SCHIFFER
                                    Deputy Assistant Attorney General

Of Counsel:                         DAVID M. COHEN
JEANNE E. DAVIDSON                  Director
Deputy Director                     Commercial Litigation Branch
                                    Civil Division
COLLEEN CONRY                       U.S. Department of Justice
JOHN J. HOFFMAN                     Attn:   Classification Unit, 8th Floor
LUKE LEVASSEUR                      1100 L Street, N.W.
JEROME A. MADDEN                    Washington, D.C. 20530
MARC SACKS                          Telephone: (202) 514-7300
Trial Attorneys

November 26, 2002                   Attorneys for Defendant-Cross Appellant

                          TABLE OF CONTENTS

                                                                       PAGE

TABLE OF AUTHORITIES.....................................................ii

INTRODUCTION .............................................................1

I.    THE TRIAL COURT'S CONCLUSIONS ARE INCONSISTENT
      WITH THE UNCONTROVERTED FACTS AND THE COURT'S
      FACTUAL FINDINGS....................................................3

II.   THE TRIAL COURT INCORRECTLY INTERPRETED THE
      CAPITAL FORBEARANCE.................................................8

      A.   Plaintiffs Misconstrue Our Interpretation
           Of The Capital Forbearance.....................................8

      B.   Plaintiffs' Disjunctive Argument Renders All But One
           Of The Capital Forbearance Provisions Meaningless.............10

      C.   Our Interpretation Harmonizes All Operative Provisions
           And Is Consistent With The Terms Of The Acquisition...........12

      D.   Our Interpretation Does Not Conflict With Other
           Provisions Of The Transaction Documents.......................16

      E. The Contemporaneous Evidence And The Parties' Course Of Performance Demonstrates That Plaintiffs' Interpretation Of
           The Capital Forbearance Is Erroneous..........................20

CONCLUSION ..............................................................31

                        TABLE OF AUTHORITIES

                                                                    PAGE(S)

                                CASES

CALIFORNIA FEDERAL BANK, FSB V. UNITED STATES,
245 F.3d 1342 (Fed. Cir. 2001)...........................................30

GOULD, INC. V. UNITED STATES,
935 F.2d 1271 (Fed. Cir. 1991)...........................................12

HUGHES COMMUNICATIONS GALAXY, INC. V. UNITED STATES,
998 F.2d 953 (Fed. Cir. 1993)............................................11

ROBINSON V. UNITED STATES,
305 F.3d 1330 (Fed. Cir. 2002)............................................7

UNITED INTERNATIONAL INVESTIGATIVE SERVICE V. UNITED STATES,
109 F.3d 734 (Fed. Cir. 1997)............................................12

WINSTAR CORP. V. UNITED STATES,
64 F.3d 1531 (Fed. Cir. 1995) (EN BANC)..................................30

                      STATUTES AND REGULATIONS

12 C.F.R. ss.563.13(b)...................................................17

54 Federal Reg. 33926....................................................17

54 Federal Reg. 33927....................................................17

                       MISCELLANEOUS AUTHORITY

Restatement (Second) of Contracts ss.350 cmt. b...........................7


                                      -ii-
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                   REPLY BRIEF FOR DEFENDANT-CROSS APPELLANT,
                                THE UNITED STATES

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             UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT
                                -----------------
                                 02-5132, -5137
                                -----------------

                        BANK UNITED BANK UNITED CORP, and
                             HYPERION PARTNERS L.P.,

                                                    Plaintiffs-Appellants,

                                       v.

                                 UNITED STATES,

                                                    Defendant-Cross Appellant.


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              APPEAL FROM THE UNITED STATES COURT OF FEDERAL CLAIMS
   IN 95-CV-473, Senior Judge James T. Turner and Senior Judge Loren A. Smith

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                                  INTRODUCTION

     In our opening brief, we demonstrated that the award of $3.9 million as mitigation costs for the December 29, 1992 preferred stock offering was clearly erroneous for two reasons. USBr46-48.

     First, we showed that the capital raising transaction, which provided approximately $1.7 billion in additional leverage capacity, was not necessary to mitigate what the trial court correctly found to be an insignificant and immaterial reduction in borrowing capacity for a mere two days, especially considering that plaintiffs proffered no evidence -- and the trial court did not find -- that they lost any investment opportunities during those two days (or at any other time). As we demonstrate below, the trial court incorrectly held that, notwithstanding this absence of harm, Bank United was entitled to the cost of raising millions of dollars to cover this two-day shortfall in capital.

     Second, we demonstrated that the award of $3.9 million was in error because it was based upon an erroneous interpretation of the capital forbearance. The trial court's finding that the capital forbearance permitted Bank United the unfettered right to operate at lower alternative capital ratios for ten years was erroneous because it renders four of the five operative provisions of the capital forbearance meaningless and misinterprets the "arising solely from" language of the forbearance. USBr19-24. Our interpretation, by contrast, harmonizes and gives meaning to all of the provisions of the capital forbearance. Correctly interpreted, after the issuance of the $110 million in sub-debt, the forbearance permitted Bank United to operate below required capital levels only if it fell below those levels solely due to one of the four remaining reasons specified in the forbearance.

     For this additional reason, the trial court's award of the cost of the December 1992 capital raising should be reversed.(1) Even if this Court does not hold that summary judgment in our favor would be appropriate, the trial court erred by granting plaintiffs partial summary judgment, that judgment should be reversed, and this issue should be remanded for a trial.

I.    THE TRIAL COURT'S CONCLUSIONS ARE INCONSISTENT WITH THE
      UNCONTROVERTED FACTS AND THE COURT'S FACTUAL FINDINGS

     Plaintiffs do not and cannot dispute the following incontrovertible facts and factual findings that doom the award of $3.9 million in transaction costs incurred to raise $85.5 million in preferred stock, which the trial court erroneously found mitigated the effect of the breach:

     -- Plaintiffs raised the $85.5 million in question on December 29, 1992. A4001014.

     -- Any lost borrowing capacity attributable to the breach ended on December 31, 1992 -- two days later; after that date, the capital required by the capital forbearance under plaintiffs' interpretation (3.5 percent of liabilities) exceeded that required by FIRREA (3.0 percent of assets). A0000051.

---------------
     (1) The trial court's incorrect interpretation of the capital forbearance also provides an alternative reason for an affirmance of the trial court's denial of the other damages claimed by the plaintiffs, except for plaintiffs' one-breach ("sub-debt only") damages model, which is based upon the sub-debt forbearance, not the capital forbearance.

     -- Any lost borrowing capacity during 1992, as compared to 1990 and 1991, was neither "significant" nor treated as "material" by either party.(2) SEE USBr47 (explaining reason for insignificant effect of the breach in 1992).

     -- The trial court did not find, and plaintiffs put forth no evidence, that Bank United lost any investment opportunities during the two days of nominal "lost" borrowing capacity -- or, even if relevant, at any time thereafter.

     --    Mitigation efforts and costs must be reasonable.

     Plaintiffs also do not dispute the common-sense notion that raising capital has only prospective effects, I.E., funds can be invested only after they are raised. Thus, raising capital to increase leverage capacity at the very end of the period

---------------
          (2) Plaintiffs erroneously dispute our statement that the trial court found that "any adverse effect [of the breach] during 1992 was insignificant and immaterial." BURepBr18 n.20. Indeed, the trial court's opinion clearly supports our view. First, the court specifically found that the ONLY "SIGNIFICANT impact of the [capital forbearance] breach was the requirement of a minimum capital ratio of 3.0 percent during 1990 and 1991 instead of 2.0 percent during 1990 and 2.5 percent during 1991." A0000057 (emphasis added); SEE A0000059; A0000051. Second, the trial court found that the computational difference between the two ratios, which explains the nominal lost borrowing capacity during 1992 (after the two capital ratios converged at 3.0 percent), A0000051, "has NOT been treated as MATERIAL in this litigation." A0000050 n.5 (emphasis added). Thus, the court clearly found that the breach's effect on borrowing capacity during 1992 was insignificant and immaterial, and plaintiffs' argument with our view is nothing but a meaningless semantic quibble. What is more, plaintiffs do not -- because they cannot -- assert that the effect of the breach during 1992 (I.E., changing from a three percent capital-to-liabilities ratio to a three percent capital-to-assets ratio) was anything but DE MINIMIS.

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during which the breach affected Bank United's leverage capacity cannot logically be a mitigating act for any period other than the two days at the end of 1992. In fact, plaintiffs NEVER argued -- or introduced ANY evidence to prove -- that the December 29, 1992 stock issuance was a mitigating act.

     Plaintiffs distort the trial court's opinion in an effort to save the $3.9 million portion of the judgment. They baldly state, without citation to the opinion, that the trial court did not intend to award them the costs of mitigating the lost borrowing capacity attributable to the breach but, instead, intended to award them the costs of mitigating a breach that "had continuing, long-term effects on Bank United that did not disappear on December 31, 1992." BURepBr18. Because the purported effects of the breach were "long-term," plaintiffs assert that awarding costs associated with a transaction that provided leverage capacity almost exclusively after December 31, 1992, was appropriate.

     But the trial court found neither that the effects of the breach were "long-term" nor that such effects "did not disappear" at the end of 1992. To the contrary, the trial court explicitly ruled that plaintiffs were "entitled to the cost of restoring the borrowing capacity (capital ratio) eliminated by FIRREA in a way that would allow Bank United to pursue its intended growth and profit-making plans." A0000056. To a mathematical (and undisputed) certainty, the "borrowing

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capacity eliminated by FIRREA" (nominal as it was for 1992) ended on December
31, 1992 -- two days after the capital raising in question. SEE A0000051. Moreover, there is no finding or credited evidence that Bank United suffered any harm, I.E., had to forego investment opportunities, attributable to FIRREA either during the two days at issue or, even if relevant, at any time thereafter.

     Indeed, the only "evidence" at trial of any purported harm postdating December 31, 1992, is found in plaintiffs' REJECTED "lost profits" models (and the discredited testimony supporting them). Specifically, the trial court rejected plaintiffs' evidence that Bank United suffered damages after December 31, 1992, when it rejected plaintiffs' damages theories, which included the post-1992 claims, as neither reasonably foreseeable nor reasonably certain (I.E., "speculation upon speculation").(3) A0000055. Thus, the trial court rejected plaintiffs' only contention that the breach caused harm beyond December 31, 1992.(4) Plaintiffs'

---------------
          (3) Plaintiffs' post-1992 "lost profits" claims consisted solely of the reinvestment of the purported "lost profits," which as we demonstrated to the trial court, constituted nothing but disguised, noncompensable prejudgment interest.

          (4) Plaintiffs also contend that the trial court never found that that the December 1991 capital infusion mitigated one year of lost leverage capacity. BUBr17. They are mistaken. The trial court expressly found that plaintiffs were "entitled to recover their actual costs incurred in mitigation of the lost leverage capacity caused by FIRREA." A0000066. The December 1991 infusion was made at a time when Bank United's borrowing capacity had been diminished by FIRREA and the additional capital was used to pursue retail opportunities.

current assertion that harm extended beyond that date is unsupported.

     Finally, as noted above, plaintiffs do not dispute the legal rule that mitigation costs and efforts must be reasonable. RESTATEMENT (SECOND) OF CONTRACTS ss. 350 cmt. b; USBr48. Even if there were evidence of harm during the two days extending from December 29, 1992, to December 31, 1992, plaintiffs are indisputably obligated to mitigate the harm in a reasonable manner. Raising $85 million worth of capital in order to replace an insignificant and immaterial amount of "lost" borrowing capacity without any evidence of lost opportunities, under any standard, cannot be reasonable.(5) The trial court's award of the $3.9 million in transaction costs to raise $85.5 million on December 29, 1992, was, therefore, clearly incorrect.

---------------
A0000063. In contrast, as explained above, it is undisputed that any lost leverage capacity ended on December 31, 1992.

         (5) Plaintiffs argue that Bank United's 1992 offering circular's statement that the proceeds of the offering would be used for "general corporate purposes" and to support further growth somehow supports the proposition that the 1992 capital raising was a mitigating transaction. BURepBr17-18 n.19. This argument is incorrect. This statement says nothing about issuing the preferred stock to replace lost regulatory capital for any time period -- let alone the two days in question. Moreover, even if Bank United had opportunities during the two days in question, plaintiffs could have employed less expensive (and thus more reasonable, SEE ROBINSON V. UNITED STATES, 305 F.3d 1330, 1333-35 (Fed. Cir. 2002)) ways to mitigate the purported harm. A0000062; USBr48.

II.   THE TRIAL COURT INCORRECTLY INTERPRETED THE CAPITAL
      FORBEARANCE

     Even if the uncontroverted facts and the trial court's factual findings were not inconsistent with the court's conclusions, the award of $3.9 million fails nonetheless because it is based upon an erroneous interpretation of the capital forbearance.

      A.   PLAINTIFFS MISCONSTRUE OUR INTERPRETATION OF THE
           CAPITAL FORBEARANCE

     Plaintiffs begin their response to our interpretation of the forbearance by distorting our argument. According to plaintiffs: "Under the Government's interpretation, the capital forbearance is not a `plan' at all, but a stop-gap measure intended to tide Bank United over until it issued sub-debt in May 1989." BURepBr5. In fact, we have never argued that the "parties negotiated a special ten-year capital standard and then agreed, as the Government would have it, that the standard would discontinue in 180 days." ID. To the contrary, we have consistently maintained that FHLBB granted Bank United a capital forbearance that continued to provide capital protection for the entire term of the forbearance (but only for certain risks).

     The dispute between the parties concerns the scope of the capital forbearance's protection. The forbearance provided that the regulators would forbear from taking regulatory actions against the thrift for "any failure of [Bank United] to meet the regulatory capital requirements of 12 C.F.R.
ss. 563.13 . . . ARISING SOLELY FROM":

     (1)(a)  operating losses on the assets of
             [Old United] acquired on the Effective Date
             ("Acquired Assets") . . .;

        (b) capital losses sustained by [Bank United] upon disposition of [Old United's] Acquired
             Assets . . .;

        (c)  the assumption of the liabilities of [Old
             United] as of the Effective Date;

        (d) any increase in the contingency component attributable to the assets of [Old United] existing at the Effective Date; or

     (2) [Bank United]'s assumption of [Old United]'s regulatory capital deficiency as of the Effective Date . . .

A4000682-83.

     The trial court held that, pursuant to part (1)(c), the reduced capital levels permitted by the forbearance became applicable for the ten-year term of the forbearance upon the date of Bank United's assumption of Old United's liabilities. In contrast, as we have demonstrated, the capital forbearance's protections were limited. Pursuant to part (2), the regulators agreed to forbear from enforcing the regulatory capital requirement until Bank United came into capital compliance pursuant to the $110 million in sub-debt infusion. Once Bank United placed the

$110 million sub-debt, Bank United could operate at the reduced capital levels specified in the forbearance BUT ONLY if its failure to meet the regulatory capital level was due "solely" to one of the reasons set forth in parts
(1)(a)-(d).

      B.   PLAINTIFFS' DISJUNCTIVE ARGUMENT RENDERS ALL BUT ONE
           OF THE CAPITAL FORBEARANCE PROVISIONS MEANINGLESS


     Bank United's principal argument concerning the language of the forbearance is that, because the five operative provisions contained in parts (1)(a)-(d) and part (2) are connected by the word "or," "there is nothing inconsistent about the court's reliance upon only one as 'operative' in this case." BUBr4.

          1. The mere fact that the five triggering (or operative) events are listed in the disjunctive does not remedy the fatal flaw in the court's analysis. If, as plaintiffs contend, pursuant to part (1)(c), the assumption of liabilities on the Effective Date set the forbearance in place for the full ten years, then the other four provisions set forth in parts (1)(a), (b), (d) and part (2) could never have any meaning whatsoever. Our interpretation, in contrast, gives meaning to all the provisions. SEE II.C. below.

          2. The trial court's (and plaintiffs') interpretation is also flatly inconsistent with the limitation of the capital forbearance to specified circumstances "arising solely from" specified causes. Under the trial court's interpretation, after Bank United placed the sub-debt and came into compliance with prevailing capital standards, Bank United could then make new (I.E., non-Old United-related) investments that could cause Bank United to reduce its capital ratio below the regulatory level, as long as Bank United remained above the alternative minimum capital levels set forth in the forbearance.

     Bank United offers no reason why the regulators would permit Bank United to operate with lower capital requirements without regard to the reason for the decrease in its capital levels.

     Instead, the regulators decided to protect Bank United from adverse effects on its regulatory capital resulting from its acquisition of Old United. Thus, the forbearance provided that Bank United could operate with a lower capital ratio but only if its capital shortfall arose "solely from" any of the provisions in parts (1)(a)-(d) or (2) of the capital forbearance.

     Thus, our interpretation makes good sense and gives meaning to all of the provisions of the forbearance. In contrast, the trial court's interpretation grants Bank United a virtually unfettered licence and violates the black-letter principle that a contract must be interpreted in such a way as to give meaning to all of its provisions (here, part (1)(a)-(d) and part (2)), and it should be rejected. E.G., HUGHES COMMUNICATIONS GALAXY, INC. V. UNITED STATES, 998 F.2d 953, 957-58

(Fed. Cir. 1993); UNITED INTERNATIONAL INVESTIGATIVE SERVICE V. UNITED STATES, 109 F.3d 734, 737 (Fed. Cir. 1997); GOULD, INC. V. UNITED STATES, 935 F.2d 1271,
1274 (Fed. Cir. 1991).

      C. OUR INTERPRETATION HARMONIZES ALL OPERATIVE PROVISIONS AND IS CONSISTENT WITH THE TERMS OF THE ACQUISITION

     This Court should reject the trial court's interpretation of the forbearance because our interpretation, unlike the trial court's: (a) gives meaning to each of the forbearance's five provisions as well as the "arising solely from" language; and (b) is fully consistent with the financial structure of the acquisition as negotiated.

          1. Pursuant to the express terms of the capital forbearance, the Government agreed to forbear from taking regulatory action in the event that Bank United failed to meet prevailing regulatory capital requirements if such failure "ar[ose] solely from" five triggering events. Parts (1)(a)-(d) addressed the failure to meet capital requirements "arising solely from" one of four potential events relating to the acquired assets and/or assumed liabilities of Old United. A4000682. Part (2) addressed the failure to meet capital requirements "arising solely from" the assumption of Old United's "regulatory capital deficiency," which, as explained below, represented the amount of capital needed to bring the institution into regulatory capital compliance. ID.

     Prior to the acquisition, the value of Old United's liabilities greatly exceeded the value of its assets. Pursuant to the Assistance Agreement, FSLIC provided sufficient financial assistance ($309.5 million, A5000665) to erase Old United's "negative capital" at the time of acquisition. A5000871 (ss. 6 of Assistance Agreement). "Negative capital" was defined in the Assistance Agreement as "[t]he amount by which the sum of all . . . liabilities . . . exceeds the sum of the book value . . . of all tangible assets acquired" by Bank United under the terms of the Assistance Agreement. A5000849 (ss. 1 of the Assistance Agreement). Thus, Bank United did not acquire a bank with "negative capital."(6)

     However, the elimination of negative capital did not eliminate the "regulatory capital deficiency" (the triggering event set forth in part (2)); that deficiency would not be eliminated until plaintiffs infused sufficient capital to bring Bank United into capital compliance.

     The parties agreed that Bank United's capital infusions were to occur in two steps: (1) $90 million on the date of the acquisition; and (2) $110 million (in the form of sub-debt) within 180 days of the acquisition. USBr22. As the parties

---------------
    (6) In addition to erasing Old United's "book" insolvency, FSLIC also erased Old United's insolvency on a "market" basis. A0000049.

were aware, the initial $90 million infusion was insufficient to erase the "regulatory capital deficiency" and bring Bank United into capital compliance. Thus, with the $90 million infusion, as of the "Effective Date," Bank United was assuming Old United's "regulatory capital deficiency."

     Under the terms of the forbearance, part (2) protected Bank United from regulatory action attributable to this regulatory capital deficiency until, as anticipated, the May 1989 $110 million sub-debt issuance brought Bank United into capital compliance. At this point, the protection provided to Bank United by part (2) of the forbearance was no longer necessary because the "regulatory capital deficiency" had been erased.

     Pursuant to our interpretation, however, parts (1)(a)-(d) of the capital forbearance remained poised to protect Bank United from regulatory action for up to ten years in the event that Bank United subsequently failed to meet regulatory capital requirements "solely" as a result of the assumed liabilities or acquired assets of Old United in the manner set forth in those subsections.(7)

---------------
     (7) For instance, if Bank United were to fail minimum capital requirements because it was required to write down its acquired junk bond portfolio, part (1)(b) would have precluded the regulators from taking regulatory action against the thrift.

          2. The "arising solely from" language relating to parts (1)(a)-(d) of the capital forbearance prevented Bank United from simply ignoring the fact that it was in regulatory capital compliance and intentionally leveraging in excess of minimum capital requirements in order to increase its assets. In the event Bank United had done so, its failure to meet regulatory capital requirements would not have arisen "solely from" any of the triggering events in parts (1)(a)-(d). Instead, it would have arisen from its independent decision to engage in a new investment strategy -- wholly unrelated to the acquisition. The capital forbearance, by its plain terms, simply did not provide protection for new investment schemes.

          3. Bank United criticizes our interpretation of the capital forbearance as unworkable, arguing that if it represented the parties' actual intent, then both parties would have included an "ongoing reporting and implementation" device. BURepBr7. It simply does not follow, as a matter of logic, that a failure expressly to include a reporting requirement means that plaintiffs' interpretation of the forbearance is correct. In fact, in the event that Bank United's capital fell below regulatory capital requirements once the sub-debt was placed, such a failure would have been reflected in Bank United's Thrift Financial Reports ("TFRs"), which were filed quarterly with the regulators. Any failure to include a reporting requirement is explicable, not as reflecting the absence of a certain intent on the part of the parties, as Bank United contends, but on the basis that a reporting requirement, the TFRs, already existed.

      D.   OUR INTERPRETATION DOES NOT CONFLICT WITH OTHER
           PROVISIONS OF THE TRANSACTION DOCUMENTS

     Plaintiffs next mistakenly argue that our interpretation of the capital forbearance conflicts with three provisions of various documents executed in conjunction with the acquisition: (1) the dividend restriction paragraph in the capital forbearance; (2) the Regulatory Capital Maintenance Agreement ("RCMA"); and (3) paragraph three of the forbearance letter. Each of those provisions defined the parties' obligations in the event that the capital forbearance was triggered; they say nothing whatsoever about the circumstances in which that forbearance would be triggered. As we demonstrated above, our interpretation of the circumstances in which the capital forbearance is triggered is perfectly consistent with these provisions.

          1. Plaintiffs argue that our interpretation "is at war with the portion of the capital forbearance governing dividends." BURepBr6. However, the dividend language at the end of the capital forbearance was NOT a forbearance at all.

     At the time plaintiffs acquired Old United, FHLBB "routinely imposed a condition" that a thrift "subsidiary . . . of a holding company may not declare or pay dividends in any fiscal year exceeding 50 percent of [its] net income for that fiscal year." 54 Fed. Reg. 33926, 33927. Those thrifts, like Bank United, were also prohibited from paying dividends to a holding company to the extent the payment "would cause the insured institution's capital to fall below" prevailing capital requirements. ID. (citing 12 C.F.R. ss. 563.13(b)). Those standard restrictions were applicable to Bank United when the capital forbearance was not triggered, and were set forth in section 4(d)(2) of the RCMA.(8) A5001577.

     If Bank United fell below prevailing capital requirements SOLELY because of one of the triggering events in the first paragraph of the capital forbearance, then the standard dividend restrictions, which prohibited a dividend that would cause the thrift's capital to fall below the regulatory capital requirement, could not operate because the thrift, by definition, would already be below the required

---------------
         (8) This subparagraph restricted Bank United from paying a dividend "that exceeds 50 percent of [its] net income for the fiscal year . . . without the prior written consent of the [specified regulators], PROVIDED that any dividends . . . may be deferred and paid in a subsequent year, but in no event may [Bank United] pay dividends . . . that would reduce its regulatory capital below the Required Regulatory Capital Level," which is specifically defined as the level "generally applicable to [thrift] institutions." A5001575, 577-78.

capital level. The RCMA simply provided that, in that circumstance, Bank United could still pay a dividend so long as the payment did not reduce its capital ratio below .50 percent in excess of the applicable alternative minimum specified in the forbearance letter. Thus, our interpretation of the capital forbearance does not render the RCMA meaningless. Pursuant to our interpretation, the RCMA, in section 4(d), imposed the standard dividend restrictions upon Bank United when it met the regulatory capital requirement. When and if Bank United fell below that requirement due "solely" to one of the reasons specified in the capital forbearance, the RCMA, in section 4(d)(1), set forth a dividend restriction which became applicable then.

          2. Bank United attempts to support its contention that the capital forbearance permitted Bank United, under all circumstances, to operate with a modified capital level for ten years by contending that the modified capital level was incorporated into that portion of the RCMA which addressed dividend restrictions. BUBr3-4. But the portion of the RCMA upon which Bank United relies addresses dividend restrictions only when the modified capital requirement is in effect. A5001577. It does not address the events which cause the modified capital level to become applicable. It is, thus, not relevant to the issue presented: when the modified capital level becomes applicable. In fact, as we have demonstrated, the modified capital levels become applicable only under the circumstances specified in the capital forbearance.

        3. Plaintiffs mischaracterize yet another provision of the forbearance letter when they assert that "[t]he parties agreed that compliance with the Capital Plan's floors would be required for the third forbearance," which specified certain activities in which Bank United would be permitted to engage in certain circumstances. A4000683-85. Again, the relevant language only references the "forbearance received in paragraph number one"(9) -- permitting the thrift to engage in certain activities when it was below prevailing capital requirements but satisfied the alternative minimum ratios of the capital forbearance (and the non-compliance resulted SOLELY from one of the operative provisions) -- it says NOTHING about how the capital forbearance is triggered or should be interpreted.

---------------
         (9) The third paragraph of the forbearance letter provided, in relevant part: "For a period of ten years, [FHLBB] will consider [Bank United] to be in compliance with the prevailing regulatory capital requirement . . ., to the extent of [the] forbearance received in paragraph number one herein, for purposes of eligibility to conduct" several types of transactions.

      E.   THE CONTEMPORANEOUS EVIDENCE AND THE PARTIES' COURSE
           OF PERFORMANCE DEMONSTRATES THAT PLAINTIFFS'
           INTERPRETATION OF THE CAPITAL FORBEARANCE IS ERRONEOUS


     The documentary record of the parties' negotiations, the declarations from EVERY relevant regulator concerning those negotiations, and the parties' course of performance make clear that, at a minimum, partial summary judgment should not have been entered in plaintiffs' favor.

          1. The contemporaneous documents related to the capital forbearance negotiations demonstrate that: (a) plaintiffs SPECIFICALLY REQUESTED a forbearance that would have allowed them to lever down to alternative capital levels for ten years from the date of the acquisition; (b) their request was EXPLICITLY REJECTED by the regulators because it was inconsistent with FHLBB policy; and (c) plaintiffs conformed their request to FHLBB policy by submitting a new draft forbearance for which the protections would "arise solely" from a capital shortfall attributable to Old United's assets, liabilities, and/or regulatory capital deficiency. USBr5-6.

     Plaintiffs counter that the negotiation history actually supports their interpretation of the capital forbearance and attempt to support that argument by relying primarily upon one document, the letter sent to the regulators by which they attempted to justify the forbearances they sought. BURepBr7-8.

     Plaintiffs quote part of the letter's introduction, which uses the word "liabilities," then skip ahead five pages to pick up the word "flexibility" from the actual justification for the capital forbearance at issue here, merging these disparate words and phrases into one sentence. BUBr7; A4001205, 210. In so doing, plaintiffs create the impression that the justification letter supports their assertion that, based upon Bank United's assumption of Old United's liabilities, the capital forbearance gave plaintiffs the "flexibility" to operate at the lower alternative minimum levels. BURepBr7.

     Plaintiffs' cobbling together parts of the justification letter in an effort to prop up their interpretation is, at best, misleading. Most importantly, the section of the justification letter in which plaintiffs explained the need for the capital forbearance itself, from which plaintiffs cite only the word "flexibility," flatly contradicts plaintiffs' story. That section makes clear that "the requested forbearance is necessary to insure that [Bank United] is afforded the flexibility to work out [its] PROBLEM LOANS AND ASSETS without being hindered by restraints arising from capital problems that ONLY EXIST BECAUSE OF ACQUIRED ASSETS." A4001210, P. 12.

     The plain text of the justification letter, which refers to capital problems that only exist because of acquired assets, supports our interpretation that the forbearance was intended to protect plaintiffs "ONLY" if Bank United experienced capital problems related directly to the acquisition of Old United -- not when plaintiffs decide to embark upon new investment schemes. Moreover, plaintiffs' express justification letter is inconsistent with the court's holding (and plaintiffs' argument) that the forbearance was intended to protect Bank United from its assumption of Old United's liabilities as of the date of the acquisition since plaintiffs' justification DID NOT EVEN MENTION the assumption of liabilities. If, as plaintiffs now contend, the assumption of liabilities alone was sufficient to trigger the capital forbearance for ten years, plaintiffs' justification letter would have been both misleading and meaningless, because there would have been no reason for it to mention capital problems that "only" existed because of "Acquired Assets."

     Moreover, plaintiff-owner's General Counsel conceded at trial that the justification letter did not "show any intent to use the capital forbearance as some sort of leveraging tool." A1002004. And, when confronted with the fact that the part of the letter in which plaintiffs justified the capital forbearance (A4001210, P. 12) was inconsistent with plaintiffs' interpretation, he claimed that important parts of the letter were "mix[ed]-up," "in the wrong place," and that he had consciously decided to conceal the purported "mix-up" from the regulators. A5001334-1344. It is thus no wonder that plaintiffs chose neither to cite nor to even attempt to explain their express justification for the capital forbearance.(10) The trial court did not consider this evidence.

     Plaintiffs' selective quotation from the introductory paragraph of the justification letter is equally misleading. Plaintiffs assert that they justified the forbearances as "insur[ance] that" Bank United's operations "are not adversely affected by reason of the . . . magnitude of the . . . liabilities being assumed." BURepBr7 (quoting A4001205). But plaintiffs have simply deleted two vital parts of the sentence, which actually states that Bank United needed protection related to "the ASSETS and liabilities being acquired OR THE OPERATIONS OF [OLD UNITED] PRIOR TO THE EFFECTIVE DATE" (I.E., its capital deficiency). A4001205 (emphasis added to words omitted at BURepBr7). Again, that language supports

---------------
          (10) The trial testimony of the regulators also demonstrates that the Government would not have agreed to the forbearance if the justification offered by plaintiffs at trial had been given to them during the negotiations. For instance, the Director of the section of the FHLBB responsible for the negotiations explained that, "based upon th[e] justification" letter, it was understood that plaintiffs intended to use the capital forbearance "[o]nly to protect themselves from . . . acquired asset/liability problems from the [Old] United that had not been identified and addressed," not to operate at the alternative capital levels based upon new investments made by Bank United. A1004106; SEE A1004105-06 ("[W]hat they're saying in here is there may be . . . capital problems IN THE FUTURE because of acquired assets, liabilities that they haven't identified at this point and they want some relief or some ability to have forbearance from the capital requirements at that point in time as a result of those problems." (emphasis added)); A1003706; A1003804-05; A1003953-54.

our interpretation and demonstrates that an interpretation that gives meaning to all the potential problems actually addressed in the capital forbearance (assets, liabilities, and capital deficiency) is vital. Moreover, plaintiffs' reading of the forbearance, that it became operative for ten years solely because of the assumption of liabilities, is inconsistent with this introductory sentence. If plaintiffs' interpretation were correct that the forbearance allowed Bank United to operate with capital below the regulatory minimum, then there would be no reason to mention Old United's assets or capital deficiency (I.E., "operations of [Old United]") in the justification letter. Presumably, this explains why plaintiffs edited these phrases out of this quotation to their justification letter.

     In a footnote, plaintiffs assert that the "`flexibility' to work out any acquired problems" must be understood as "establishing a multi-year period during which less stringent capital requirements . . . would be in force." BURepBr7 & n.5. But the justification letter refutes plaintiffs' NON SEQUITUR that the desired "flexibility" should be equated with a waiver of prevailing capital standards. Indeed, plaintiffs' actual justification specifically tied the needed "flexibility" to Bank United's need "to work out [its] problem loans and assets without being hindered by restraints arising from capital problems that ONLY EXIST BECAUSE OF ACQUIRED ASSETS." A4001205, 210, P. 12 (emphasis added). Under our interpretation of the capital forbearance (and under their stated justification), plaintiffs would have had ample flexibility related to problem assets acquired from Old United, as Bank United would have been protected if it suffered losses upon such assets.

     In fact, the very structure of the forbearance recognized that less protection would be necessary over time -- as the relative volume of problem assets diminished and as capital was added to the thrift. The alternative capital minimum ratcheted-up .50 percent (to two percent) upon the placement of the sub-debt to reflect that reduced need for protection. In the same manner, the alternative minimum levels continued to increase .50 percent every year to reflect an ever-diminishing need for protection due to the disposition of acquired assets. The capital forbearance simply provided protection and flexibility for Bank United as it resolved problem assets over time. There is no basis in the record, nor is there any reason, to interpret the requested flexibility as requiring a complete waiver of capital standards.

     Finally, in addition to the justification letter, plaintiffs were required to submit a business plan. A3000304. Plaintiffs' justification for the capital forbearance begins by referencing the business plan that plaintiffs submitted pursuant to that requirement. A4001205, 210. That business plan does not show any intent to lever the thrift's capital below prevailing regulatory requirements.

A3000712; A5001346-47; Al001996-97. Accordingly, the business plan fails to support plaintiffs' interpretation that the forbearance gave Bank United the right to lever below prevailing capital requirements so long as Bank United stayed above the alternative capital levels in the forbearance.(11)

          2. The entry of partial summary judgment for plaintiffs was particularly untenable because we submitted declarations from every regulator involved with negotiating and approving the forbearances, and they uniformly testified that the Government did not intend to grant the waiver of prevailing capital standards asserted by plaintiffs and found by the trial court.(12) For example, FHLBB's then Chairman specifically testified that the "[f]orbearances were not issued to acquirers in connection with activities unrelated to the acquired institution, and capital forbearances were not issued to acquirers to enable them to 'lever down' their regulatory capital ratio below section 563.13 requirements (or any successor regulation) so that the institution could grow by investing in new

---------------
          (11) Other business plans prepared by Bank United at the time of negotiations or thereafter do not demonstrate any intent to lever below prevailing regulatory capital levels. E.G., A3000319. In fact, the business plan submitted along with the holding company application demonstrated that Bank United intended to maintain a capital ratio of approximately five percent, well above the alternative and prevailing regulatory capital levels. A3000712.

          (12)     SEE A5001480-1483; A5001153-1158; A5001203-1208;
A5001230-1232; A5001506-1512.

assets." A5001481-1482P. 6. Similarly, one of the regulators responsible for day-to-day interaction with plaintiffs' negotiators declared:

             If Bank United fell out of regulatory
             compliance because of newly acquired assets or newly assumed liabilities . . ., which were unrelated to the assets or liabilities of [Old United], the capital forbearance in paragraph one would have been irrelevant, and Bank United would have been subject to all applicable regulatory actions.

A5001508 P. 6; ACCORD A5001154-1155 P. 5; A5001204-1205 P. 5. The trial court never discussed this evidence, which clearly supports our interpretation of the forbearance. A0000038-43; A0000044-45.

          3. Finally, plaintiffs erroneously argue that the eight-month, pre-FIRREA course of performance supports their interpretation of the capital forbearance. BURepBr8.

     FIRST, during this period, the regulators specifically asked plaintiffs how they planned "to use the capital forbearance to leverage capital." A3000346. Plaintiffs did not assert that the capital forbearance gave Bank United (or that they intended to use) leverage capacity such that the thrift could lever below prevailing capital requirements. To the contrary, plaintiffs made clear that they viewed the capital forbearance "[O]NLY in the sense that it offers them DOWNSIDE PROTECTION." ID. (emphasis added). That cannot be squared with plaintiffs' arguments here.

     SECOND, plaintiffs erroneously rely upon one paragraph relating to capital from a FHLBB examination report, asserting that the "the Government confirmed that the [lower] minimum requirement . . . [of] the Capital Plan" applied to Bank United. BURepBr8; A4001644. To the contrary, the examiner set out the minimum capital standards under both the capital forbearance and prevailing capital requirements, then listed Bank United's capital ratio (6.2 percent), which was well-above all potentially applicable standards. A4001644. Plaintiffs fail to note that the examination upon which the report was based occurred in May 1989, before the sub-debt issuance brought Bank United into compliance with prevailing standards, and the report was issued after placement of the sub-debt. A4001637, 43-44. Because the applicable capital standards changed during the time the examiner conducted and reported his analysis (from the capital forbearance standards to prevailing requirements), it made sense to list both. Indeed, the fact that the examiner was giving a snapshot of the thrift in context of all potentially applicable standards is further evidenced by his inclusion of the GAAP capital amount, which is not directly relevant to either standard. A4001644.

     What is more, the trial court, which cited the FHLBB examination report's reference to the forbearance levels as evidence that the forbearance was in effect (A0000042), did not consider or comment upon the details of the examination report evidence explained above. A0000038-43, 44-45. Properly understood, that report supports our interpretation of the capital forbearance; in the best case for plaintiffs, it creates a factual dispute requiring a trial.(13)

     THIRD, plaintiffs rely upon the TFRs that Bank United submitted to the regulators during this period. BUBr8. But, under our interpretation of the capital forbearance, we agree that the 1.5 percent alternative minimum was in effect until the sub-debt was placed; thus, the December 1988 and March 1989 TFRs properly reported compliance with that lower standard. A4001050-51, A4001635-36. After the sub-debt was placed, Bank United's TFRs demonstrate that Bank United was (as planned) in full compliance with prevailing capital standards. That the thrift's June 1989 report also described the alternative minimum capital ratios that would have been applicable if the protections of the capital forbearance had applied is of no moment. SEE BURepBr8; A4001062-63. Because the thrift was in compliance with prevailing standards, there was no reason for the regulators to take action against Bank United, regardless of which standard applied. In any

---------------
          (13) In a subsequent order, the court retreated from its reliance upon this document and ruled that the capital forbearance was clear and unambiguous on its face. The court, nevertheless, stated that this document was probative in that it "show[ed] that the regulators attached the same meaning to the forbearance" as (presumably) the plaintiffs. A0000044. But the court again failed to explain how that could be so (on summary judgment), in light of our contrary showing.

event, the TFRs are statements of the thrift and not binding upon the Government. And, even if that single TFR were construed in favor of plaintiffs -- which it cannot be upon summary judgment -- at most, there would be a factual dispute in light of the evidence surrounding the course of negotiations and the regulators' declarations. Such a dispute, of course, precludes summary judgment against the Government.

          4. In sum, the trial court had a complete record of the history of the parties' negotiations for the capital forbearance, the regulators' testimony, and the evidence concerning the parties' course of performance. Nevertheless, in its initial liability opinion, the court misinterpreted the only contemporaneous evidence it considered (I.E., the FHLBB examination report) and explicitly failed to consider the "contemporaneous documents and surrounding circumstances," SEE CALIFORNIA FEDERAL BANK, FSB V. UNITED STATES, 245 F.3d 1342, 1346 (Fed. Cir. 2001); WINSTAR CORP. V. UNITED STATES, 64 F.3d 1531, 1541-47 (Fed. Cir. 1995) (EN BANC), which demonstrated that summary judgment could not be granted to plaintiffs upon their erroneous interpretation.(14) A0000038-43.

---------------
          (14) Plaintiffs erroneously assert in a footnote that the trial court "rejected [our] argument . . . that lost profits from lost leverage capacity were not foreseeable." BURepBr3 n.2. But the court did not endorse plaintiffs' "lost profits" claim based upon leveraging the capital forbearance in the manner asserted at trial. To the contrary, the court went out of its way to hold that "the

                                   CONCLUSION

     For the reasons set forth above and in our opening brief, we respectfully request that this Court reverse the award of $3.9 million in damages based upon the December 1992 capital raising, and also respectfully request affirmance of the remainder of the trial court's judgment.

---------------
magnitude of damages which the lost-profits models purport to show was not reasonably foreseeable." A0000055. We noted that the only foreseeable damages would be transaction costs necessary to raise capital to replace lost borrowing capacity attributable to FIRREA. Those were the only damages the court awarded.

                               Respectfully submitted,



                               STUART E. SCHIFFER
                               Deputy Assistant Attorney General


Of Counsel:                    DAVID M. COHEN
                               Director
JEANNE E. DAVIDSON             Commercial Litigation Branch
  Deputy Director              Civil Division
                               United States Department of Justice
COLLEEN CONRY                  Attn:  Classification Unit
JOHN J. HOFFMAN                1100 L Street, N.W.
LUKE LEVASSEUR                 Washington, D.C. 20530
JEROME A. MADDEN               (202) 514-7300
MARC SACKS
Trial Attorneys

November 26, 2002              Attorneys for Defendant-Cross Appellant

                             CERTIFICATE OF SERVICE

     I hereby certify under penalty of perjury that on this 26th day of November 2002, I caused to be served by U.S. mail (first-class, postage prepaid) copies of Defendant-Cross Appellant's Reply Brief upon counsel for plaintiffs at the following addresses:


                     Walter B Stuart, IV, Esq.
                     Vinson & Elkins L.L.P.
                     1001 Fannin, Suite 2300
                     Houston, Texas 77002-6760



                     --------------------------------

                            CERTIFICATE OF COMPLIANCE

     Pursuant to Rule 32(a)(7)(C) of the Federal Rules of Appellate Procedure, I certify that this brief contains 6650 words (exclusive of caption and signature block) as calculated by the word processing system used to prepare this brief.


                     --------------------------------